PURCHASE AND SALE AGREEMENT

       THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of August 15, 2007, is between Heartland Oil and Gas Corp., a Nevada corporation, hereinafter referred to as “Buyer”, and Catlin Oil and
Gas, Inc., a Nevada corporation (“Catlin”), hereinafter referred to as “Seller”.

       WHEREAS, Seller desires to sell and Buyer desires to purchase, upon and subject to the terms and conditions hereinafter set forth, Seller’s interest in and to those properties described in Exhibit A, attached hereto, and shown on the map attached as Exhibit B hereto (the “Properties”), being (i) all right, title and interest in the oil and gas leases, including a like interest in all formations, depths and unit rights listed on Exhibit C attached hereto
(the “Leases”), (ii) all of Seller’s right, title and interest in (A) all wells listed on Exhibit D attached hereto (plugged or unplugged) (the “Wells”), (B) the permits that relate to the Wells and the Properties, listed on Exhibit E attached hereto (the “Permits”), and (C) all equipment, materials, fixtures, facilities and other personal property used or useful in the production, gathering, storing, measuring, treating, operating, maintaining, marketing or transportation of production from the Leases or lands pooled or unitized therewith and relating to the Wells and Properties, listed on Exhibit F attached hereto (the “Equipment”), (iii) all of Seller’s right, title and interest in all contracts and contractual rights insofar and only insofar as they relate to the Leases and Equipment, including without limitation all unit agreements, surface rights and leases, gas sale and purchase contracts, oil and gas leases and/or subleases and assignments, mineral deeds, royalty deeds, operating agreements, easements, rights of way, farm-out and farm-
in agreements and all similar rights leased or owned by Seller, and oil and gas sales, purchase, exchange and processing contracts and agreements, whether of record or not (the “Contracts”). It is the intent of Seller to convey and assign all of its right, title and interest in and to the Interests in the area shown on the map attached as Exhibit
B. Seller’s interest in the Properties, Leases, Wells, Permits, Equipment and Contracts shall hereinafter together be called the “Interests”.

       THEREFORE, in consideration of the above recitals and of the covenants and agreements herein contained, Seller and Buyer agree as follows:

1. Sale and Purchase. Subject to and upon all of the terms and conditions hereinafter set forth, Seller shall sell, transfer, assign, convey and deliver the Interests to Buyer, and Buyer shall purchase, receive, pay for and accept the Interests from Seller, effective October 1, 2007, at 7 a.m. local time (the “Effective Time”).

2. Consideration.

In consideration of Seller’s transfer and delivery of the Interests, Purchaser shall issue two (2) promissory notes to the Seller in the aggregate amount of $6,985,000. The terms of these obligations are more fully set forth in the loan documents attached hereto and collectively referenced as Exhibit H.

3. Seller’s Representations. Seller represents to Buyer that as of the Closing Date:

(a)

Organization and Authority. Sellers are a duly organized , validly existing and in good standing in the State of Texas; Sellers are duly qualified to carry on business in the state in which the Interests are located; Sellers have full power and authority to enter into and perform under this Agreement according to its terms and conditions, and this Agreement has been duly executed and delivered by Sellers and constitutes a legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms;

(b)

Litigation. Seller is not aware of any pending or threatened legal action, investigation or administrative proceeding by any third party or federal, state or local governmental authority which may prohibit the transfer and sale of the Interests, encumber the Interests or affect the validity of any of the Leases or Contracts;

(c)	Bankruptcy. Sellers are not now in, nor do Sellers contemplate entering into, bankruptcy protection or any similar state law protection;
(d)

No Conflicts. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not: (i) result in the imposition or creation of any lien, charge or other encumbrance upon or with respect to any of the Interests; (ii) contravene, violate, or be in conflict with or breach any material provision of, or give any person the right to declare a default or exercise any remedy under, or to cancel, terminate or modify, any of the Contracts; or (iii) contravene, violate, be in conflict with, or give any federal, state or local governmental authority or other person the right to challenge any of the transactions contemplated herein or to exercise any remedy or obtain any relief under, any federal, state or local laws, except such contraventions, violations, challenges, conflicts or claims for or exercises of any remedy or relief as would not, individually or in the aggregate, have a material adverse effect on the Interests, or Seller’s ability to consummate this Agreement or the transactions contemplated hereby;

(e)

Compliance with Laws. Except as would not have a material adverse effect on any of the Interests, to its knowledge: (i) Seller’s ownership and operation, and any third-party operator’s operation, of or with respect to the Interests is and has been in compliance with all applicable federal, state or local laws, rules, regulations and permits; (ii) all permits and/or bonds applicable to the Interests are specified on Exhibit E, and (A) Seller, or any third-party operator of or with respect to the Interests, has acquired and maintains all permits and bonds from appropriate federal, state or local governmental authorities necessary to conduct any operations now being performed in compliance with all applicable federal, state and local laws rules, regulations and permits; (B) Seller, or any third-party operator of or with respect to the Interests, is in compliance with all such permits and bonds, and all such permits and bonds are in full force and effect; and (C) there are no legal or administrative investigations or proceedings, pending or threatened, challenging or seeking revocation or limitation of any such permits and bonds; and (iii) all plans, applications, reports, certificates and other instruments filed by Seller, or any third-party operator of or with respect to the Interests, with any federal, state or local governmental authority with respect to the Interests do not: (Y) contain any untrue statement of fact; or (Z) omit any statement of fact necessary to make the statements therein not misleading;

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(f)

Environmental Conditions. To Seller’s knowledge, with respect to or affecting the Interests, Seller, and each third-party operator of or with respect to the Interests, have been in material compliance with, and have not been and are not in any material respect in violation of or liable under, any federal, state or local environmental law, rule or regulation in effect at the Effective Time. Seller has no knowledge of any facts relating to the condition, use or operation of any of the Interests that are reasonably likely to constitute or result in a violation of any federal, state or local environmental law, rule or regulation in effect at the Effective Time, or result in a suit, action, claim, investigation, inquiry or proceeding under or with respect to such environmental law;

(g)

Special Title Warranty. Seller specially warrants to Buyer and its successors and assigns that it has an ownership interest in the Interests which is equal to or greater than the interest shown on Exhibit A, and that it has not previously conveyed or encumbered the Interests, that it has the full and unrestricted authority to convey the Interests, in full and unlimited ownership to the extent set forth on Exhibit A, and that it warrants and will defend title to the Interests against the claims and demands of all persons whomsoever claim the same or any part thereof, to the extent and subject to the limitations set forth on Exhibit A. The Interests are free and clear of valid claims or rights of any person claiming rights or interests therein by, through or under Seller, and there are no liens or encumbrances upon the Interests, except for those liens set forth on Exhibit H attached hereto (the “Permitted Liens”), and to Seller’s knowledge, no person claims an interest in or upon the Interests;

(h)

No Material Adverse Change. Since the earlier of the date hereof or the date of the most recently provided production reports relating to the Interests, (i) to Seller’s knowledge, there has not been any material adverse change in the operations or condition of the Interests, and no event has occurred or circumstance exists that may result in such a material adverse change; provided, however, that in no event shall any change resulting from conditions affecting the coal or oil and gas industry generally, changes in commodity prices, or changes in general business or economic conditions constitute a material adverse change in the operations or condition of the Interests; and (ii) Seller has not sold, transferred or abandoned any part of the Interests or terminated any of the Leases or Contracts, or voluntarily permitted any of the Interests or any material rights with respect thereto to expire, and has not waived or released any material rights with respect to the Interests;

(i)

Insurance. All of the Interests are covered by self insurance or currently effective insurance policies of such types and amounts as are consistent with customary practices and standards in the oil and gas industry.

(j)

No Untrue Statements. None of the written materials provided to Buyer in connection with its review of the Interests contained any untrue statement of material fact or omitted any fact necessary to make any statement therein not misleading; and

(k)	Survival. The representations and warranties contained in this Section 3 will survive the consummation of the transactions contemplated by this Agreement, for a period of one year.

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4. Buyer’s Representations. Buyer warrants and represents to Seller that as of the Closing Date:

(a)

Organization and Qualification. Buyer is a duly organized corporation, validly existing and in good standing under the laws of the State of Nevada, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted; Buyer is duly qualified to carry on its business as a foreign corporation in the state of Texas, in which the Interests are located;

(b)

Authorization; Enforcement. Buyer has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated thereby have been duly authorized by all necessary action on the part of Buyer and no further action is required by Buyer in connection therewith. This Agreement has been duly executed by Buyer and constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ and contracting parties rights generally;

(c)

No Conflicts. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of Buyer’s certificate or articles of incorporation or bylaws, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument to which Buyer is a party or by which any property or asset of te Buyer is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Buyer is subject (including federal and state securities laws and regulations), or by which any property or asset of Buyer is bound or affected;

(d)

Filings, Consents and Approvals. Buyer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by Buyer of this Agreement, other than (a) any filing with the Securities and Exchange Commission (the “Commission”) and applicable Blue Sky filings, and (b) such other filings as may be required following the Closing Date under the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and state corporate law;

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(e)

SEC Reports. Buyer has filed all reports required to be filed by Buyer under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act, for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials, including the exhibits thereto, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(f)

Litigation. Except as disclosed in the SEC Reports, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of Buyer, threatened against or affecting Buyer or any of Buyer’s properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) materially and adversely affects or challenges the legality, validity or enforceability of this Agreement or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a material adverse effect on the results of operations, assets, business or financial condition of Buyer. Neither Buyer nor any director or officer thereof is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of Buyer, there is not pending or contemplated, any investigation by the Commission involving Buyer or any current or former director or officer of Buyer;

(g)

Compliance. Buyer (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Buyer under), nor has Buyer received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is not in violation of any order of any court, arbitrator or governmental body, or (iii) is not in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business;

(h)

Regulatory Permits. Buyer possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business (“Material Permits”), and Buyer has not received any notice of proceedings relating to the revocation or modification of any Material Permit;

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(i)	Nature of Interest. Buyer has purchased the Interests for its own account and not with an interest to resale or distribution in violation of any applicable securities laws;
(j)	Bankruptcy. Buyer is not now in, nor does it contemplate entering into bankruptcy protection or any similar state law protection; and
(k)

Reliance on Expertise. Buyer has fully relied upon its own expertise and information in making its decision to enter into this Agreement; provided, however, that nothing in the Section 4(m) shall be constituted to relieve Seller from any liability for misrepresentation with respect to Seller’s representations and warranties contained in Section 3 hereof.

(l)	Survival. The representations and warranties contained in this Section 4 will survive the consummation of the transactions contemplated by this Agreement, for a period of one year.

5. Covenants Of Seller. Seller covenants and agrees with Buyer as follows:

       (a) Between the date of execution of this Agreement and Closing, Seller shall cause the Properties to be developed, maintained and operated in a good and workmanlike manner, shall maintain insurance now in force with respect to the Interests, shall pay or cause to be paid all costs and expenses incurred in connection with the
Properties, shall keep the Leases in full force and effect and shall perform and comply with all of the covenants and conditions contained in the Leases and all agreements relating to the Properties; provided, however, Seller shall not commence operations for the drilling of any new well or the redrilling or reworking of any existing well on the
Properties after the date of execution of this Agreement without the prior written consent of Buyer.

       (b) Between the date of execution of this Agreement and Closing, Seller shall carry on its business with respect to the Properties in substantially the same manner as Seller has prior to the date of this Agreement, and shall not introduce any new method of management, operation or accounting with respect to the Properties.

       (c) Without the prior written consent of Buyer, between the date of execution of this Agreement and
Closing, Seller shall not enter into any new agreements or commitments with respect to the Properties, shall not make any expenditures on any Properties in excess of $1,000.00, shall not abandon any well located on the
Properties, nor release or abandon all or any portion of any of the Leases, shall not modify or terminate any of the agreements relating to the Properties, and shall not encumber, sell or otherwise dispose of any of the Properties other than personal property that is replaced by equivalent property or consumed in the normal operation of the Properties.

       (d) Between the date of execution of this Agreement and Closing, Seller shall take all steps necessary to allow Buyer to take over operations of all Wells as of the Effective Time, and shall also take all steps necessary to cause Buyer to be duly designated operator, for Buyer’s own account, of those wells as of such date.

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       (e) Between the date of execution of this Agreement and Closing, Seller shall maintain and preserve its field organization for operating the Properties in order to preserve such field organization for Buyer on and after
Closing.

       (f) Between the date of execution of this Agreement and Closing, Seller shall exercise reasonable care in safeguarding and maintaining in a secure manner all engineering, geological and geophysical data, reports and maps, and all other confidential data in the possession of Seller, relating to the Properties.

       (g) Between the date of execution of this Agreement and Closing, Seller shall continue to comply with all applicable laws, rules, regulations, ordinances and orders of all local, tribal, state and federal governmental bodies, authorities and agencies having jurisdiction over the Properties.

       (h) Between the date of execution of this Agreement and Closing, Seller grants Buyer and its employees and agents the right of access to the Properties and the right to witness and conduct well tests on the
Properties.

       (i) Seller shall use its best efforts to take or cause to be taken all such actions as may be necessary or advisable to consummate and make effective the sale of the Properties and the transactions contemplated by this
Agreement, including but not limited to promptly prosecuting the transfer of all Permits necessary for the operation of the Properties, and to assure that as of the Closing Date, Seller will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

       (j) Seller shall cause all of its representations and warranties contained in this Agreement to be true and correct on and as of the Closing Date. To the extent the conditions precedent to the obligations of Buyer are within the control of Seller, Seller shall cause such conditions to be satisfied on or prior to the Closing Date and, to the extent the conditions precedent to the obligations of Buyer are not within the control of Seller, Seller shall use diligent effort to cause such conditions to be satisfied on or prior to the Closing Date.

       (k) Seller shall promptly notify Buyer if any representation or warranty of Seller contained in this
Agreement is discovered to be or becomes untrue, or if Seller fails to perform or comply with any covenant, condition or agreement contained in this Agreement or it is reasonably anticipated that Seller will be unable to perform or comply with any covenant, condition or agreement contained in this Agreement.

6. Covenants of Buyer. Buyer covenants and agrees with Seller as follows:

       (a) Buyer shall use diligent efforts to take or cause to be taken all such actions as may be necessary or advisable to consummate and make effective the purchase of the Properties and the transactions contemplated by this Agreement, and to assure that as of the Closing Date, Buyer will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

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       (b) Buyer shall cause all of its representations and warranties contained in this Agreement to be true and correct on and as of the Closing Date. To the extent the conditions precedent to the obligations of Seller are within the control of Buyer, Buyer shall cause such conditions to be satisfied on or prior to the Closing Date and, to the extent the conditions precedent to the obligations of Seller are not within the control of Buyer, Buyer shall use diligent effort to cause such conditions to be satisfied on or prior to the Closing Date.

       (c) Buyer shall promptly notify Seller if any representation or warranty of Buyer contained in this
Agreement is discovered to be or becomes untrue, or if Buyer fails to perform or comply with any covenant, condition or agreement contained in this Agreement or it is reasonably anticipated that Buyer will be unable to perform or comply with any covenant,, condition or agreement contained in this Agreement.

       (d) Buyer shall use its best efforts in safeguarding and maintaining in a secure manner all engineering, geological and geophysical data, reports and maps, and all other confidential data provided by Seller, in the possession of Buyer, relating to the Properties.

7. Title Procedure and Casualty Loss. If any of the information or material supplied by Seller pursuant to this
Agreement or any other information or data obtained by Buyer reflects the existence of any encumbrance, encroachment, defect in or objection to title, other than those set forth in Exhibit A, that render title to the Properties or any portion of the Properties defective or encumbered, such that the Properties or any portion of the Properties are not capable of being conveyed due to a title defect or objection that would make the Properties unmerchantable
(“Title Defects”):

       (a) Buyer shall notify Seller of the Title Defects, as they are identified, but in any event within 10 days following execution of this Agreement, and providing Seller adequate information to enable Seller to go forward with curing the Title Defects. Within 10 days prior to Closing, Seller shall furnish Buyer all documentation satisfying the Title Defects.

       (b) If Seller is unable to cure the Title Defect, Buyer shall have the option to: remove the Properties on which there are Title Defects from the transaction contemplated by this Agreement and reduce the Purchase Price accordingly in a mutually agreeable amount; or, accept the Properties with the Title Defects and adjust the Purchase
Price in an amount agreed upon by Buyer and Seller. If Buyer and Seller cannot reach an agreement on an adjustment to the Purchase Price, Buyer shall have the further option to remove the Properties or accept the
Properties with no adjustment in the Purchase Price.

       (c) The value of Title Defects not constituting a breach of any of Seller’s representations or warranties must exceed $25,000.00 in value before any adjustment to the Purchase Price will be made. Upon the determination that all such Title Defects total in excess of $25,000.00 in value, all identified Title Defects may give rise to a
Purchase Price adjustment. Notwithstanding this limitation, Buyer always shall have the option to remove from this transaction any Properties on which there are Title Defects, regardless of the value assigned to the Title Defects and affected Properties.

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       (d) Casualty Loss. If, prior to Closing, all or any portion of the Properties shall be destroyed by fire or other casualty, or if any portion of the Properties shall be taken in condemnation or under the right of eminent domain, or, if proceedings for such purposes shall be pending or threatened, Buyer may elect to terminate this
Agreement. If Buyer makes this election, neither party shall have any further obligation to the other under or by this
Agreement, except such obligations which, by their terms, survive termination of this Agreement. If not so terminated, this Agreement shall remain in full force and effect notwithstanding any such destruction or taking, and
Seller shall, at Closing, pay to Buyer all sums (such as insurance proceeds) paid to Seller by reason of such destruction or taking. In addition, Seller shall assign, transfer and set over to Buyer all of the right, title and interest of Seller in and to any unpaid awards or other payments arising out of such destruction or taking. Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of such destruction or taking without first obtaining the written consent of Buyer.

8. Physical and Environmental Inspection. After the execution of this Agreement, Buyer and its authorized representative shall have physical access to the Interests at Buyer’s sole cost, risk and expense for the purpose of inspecting the Interests as may be reasonably necessary and appropriate, in Buyer’s sole judgment, to evaluate the physical and environmental condition of the Interests, including the identification of wetlands. Buyer shall defend and indemnify Seller from any and all liability, claims, causes of action, injury to Buyer’s employees, agents or contractors or to Seller’s property which may arise out of Buyer’s inspections, but only to the extent of Buyer’s negligence. Buyer agrees to provide Seller, upon reasonable request, a copy of any environmental assessments including any reports, data and conclusions. Except as otherwise provided by law or regulation, Buyer and Seller shall keep any and all such data or information obtained or determined during such inspections and the results of any analysis strictly confidential and shall not disclose same to any person or agency without the prior written approval of both Buyer and Seller. The foregoing obligation of confidentiality shall survive the Closing or termination of this
Agreement.

9. Due Diligence Period. During the due diligence period, Buyer shall complete its physical and environmental inspections and such other due diligence as it deems reasonably necessary, in its sole judgment, prior to Closing.

10. Warranty of Title. In all conveyances executed and delivered hereunder, Seller shall specially warrant to
Buyer and its successors and assigns that it has an ownership interest in the Properties which is equal to or greater than the interest shown on Exhibit A, and that it has not previously conveyed or encumbered the Properties, that it has the full and unrestricted authority to convey the Properties, in full and unlimited ownership to the extent set forth on Exhibit A, and that it will warrant and defend title to the Properties against the lawful claims and demands of all persons whomsoever claim the same or any part thereof, to the extent and subject to the limitations set forth on
Exhibit A. Except for those representations and warranties set forth in this Agreement, Seller makes no other warranty or representation as to the quantity or quality of title to the Properties.

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11. Conditions of Closing by Buyer. The obligation of Buyer to close is subject to the satisfaction of the following conditions:

(a)	Buyer shall have had reasonable access to all data and records which it has reasonably requested;
(b)	Buyer shall have had reasonable access to the leases and equipment included in the Interests to conduct an inspection for all purposes, including environmental condition;
(c)

No material adverse change in the condition of or title to the Interests shall have occurred prior to the Effective Time, except depletion through normal production within authorized, allowable, ordinary changes in the rates of production and depreciation of equipment through ordinary wear and tear; and

(d)

All representations and warranties of Seller contained in the Agreement shall be true, correct and not misleading in all material respects, and Seller shall have performed and satisfied all agreements and covenants in all material respects required by this Agreement to be performed and satisfied by Seller.

12. Conditions of Closing by Seller. The obligation of Seller to close is subject to the satisfaction of the following conditions: Seller shall be satisfied with the results of its due diligence review of Buyer; all representations and warranties of Buyer contained in the Agreement shall be true, correct and not misleading in all material respects, and Buyer shall have performed and satisfied all agreements and covenants in all material respects required by this Agreement to be performed and satisfied by Buyer.

13. Closing. The closing (the “Closing”) shall occur on or before October 1, 2007 (the “Closing Date”), at the offices of Seller or at such other time and place as the parties may mutually agree in writing. At Closing, the following will occur:

(a)	Seller shall execute, acknowledge and deliver an Assignment, Conveyance and Bill of Sale, covering all of the Interests to be sold pursuant hereto;
(b)	Buyer shall deliver documents satisfactory to Sheridan establishing its liability and responsibility under the loan documents;
(c)

Seller and Buyer shall execute all necessary forms to be filed with the appropriate regulatory authorities concerning the change in ownership and operatorship of the Interests and Buyer shall submit same for approval by such regulatory authorities at Buyer’s expense and Buyer shall deliver to Seller evidence of the appropriate state and federal plugging bond, surety letter or letter of credit acceptable to such authority to authorize Buyer or Buyer’s designee’s right to conduct operations, if applicable;

(d)	Seller shall deliver to Buyer exclusive possession of the Interests;
(e)	Seller shall deliver to Buyer letters-in-lieu of transfer order in form and content satisfactory to Buyer;
(f)

Seller shall provide Buyer any maps, reports and other written material relating to the Interests including, without limitation, lease files, property records, contract files, operations files, copies of tax and accounting records and files, well files, geological and geophysical maps, core analyses and hydrocarbon analyses, well logs, mud logs, core data and field studies (“Records”). Except for accounting records and files, all such documents and files shall be originals including, without limitation, original file jackets and folders.

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14. Reservations and Exceptions. Sale and purchase of the Interests is made subject to all reservations, exceptions, limitations, contracts and other burdens or instruments which are of record or of which Buyer has actual notice, other than those caused or created by Seller or those such as would constitute a breach of Seller’s representations, warranties and covenants.

15. Assumption of Liabilities and Indemnities. As used in this paragraph and the subparagraphs hereunder,
“Claims” shall include claims, demands, causes of action, liabilities, damages, penalties and judgments of any kind or character and all costs and fees in connection therewith, including reasonable attorney’s fees.

(a)

Without limiting the representations and warranties of Seller contained herein or Buyer’s remedies in respect thereof, the Interests have been used for exploring, developing and producing oil and gas. Spills of wastes, crude oil, produced water, hazardous substances and other materials may have occurred in the past on the leases or in connection with the Interests. There is a possibility that there are currently unknown wells, abandoned wells, plugged wells, pipelines and other equipment on or underneath the property. Seller warrants and represents that it is unaware of any such conditions at the time of Closing. It is the intent, therefore, that all liability associated with the above matters, to the extent that they are unknown to Seller at the time of Closing, as well as any liability to plug or re-plug such wells in accordance with the applicable rules, regulations and requirements of governmental agencies are passed to Buyer at Closing and that Buyer shall assume all liability for such matters and all claims related thereto absent proof of Seller’s fraudulent concealment thereof. Additionally, the Interests may contain hazardous substances or Naturally Occurring Radioactive Material (“NORM”). NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms; wells, materials and equipment located on the leases or included in the Interests may contain NORM and NORM containing material may have been buried or otherwise disposed of on the leases. Seller is unaware of any such conditions as of the Closing. Special procedures may be required for remediating, removing, transporting and disposing of NORM, hazardous materials and other substances from the Interests and absent proof of Seller’s fraudulent concealment, Buyer assumes all liability for any assessment, remediation, removal, transportation and disposal of these materials and associated activities in accordance with the applicable rules, requirements and regulations of governmental agencies.

(b)

At Closing, Buyer shall assume and be responsible for and comply with all duties and obligations of Seller, express or implied, arising on or after the Closing, with respect to the Interests, including, without limitation, those arising under or by virtue of any lease, contract, agreement, document, permit, applicable statute or rule, regulation or order of any governmental authority assigned to it except to the extent (i) that the existence of such duties and obligations constitute a breach of Sellers representations, warranties or covenants or (ii) Seller failed to disclose any such duty or obligation to Buyer in writing prior to the Effective Time.

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(c)

Seller shall defend, indemnify and hold Buyer harmless from any and all claims relating to matters or events arising or relating to the period of time preceding the Closing Date including, without limitation, mispayment of royalties and other accounting matters, and for any breach by Seller of any representation, warranty or covenant contained herein.

(d)	The indemnities in this paragraph shall inure to the benefit of Buyer and Seller and their respective officers, directors, employees, agents, successors and assigns.

16. Taxes. All ad valorem taxes, real property taxes, and similar obligations with respect to the tax period in which the Effective Date occurs (the “current tax period”) shall be apportioned between Seller and Buyer as of the
Effective Date based on the immediately preceding tax period assessment. Seller shall pay, and defend and hold
Buyer harmless with respect to payment of all taxes relating to the Properties for the current tax period, before the
Effective Date and prior years, together with any interest or penalties assessed thereon. Buyer shall pay, and defend and hold Seller harmless with respect to payment of all taxes relating to the Properties for the tax period after the
Effective Date and thereafter, together with any interest or penalties assessed thereon.

17. Accounting. All proceeds (including proceeds held in suspense or escrow) from the sale of production actually sold and delivered prior to the Effective Time attributable to the Interests shall belong to Seller and all proceeds from production and/or sales thereafter shall belong to Buyer. All costs, expenses and obligations relating to the Interests which accrue prior to the Effective Time shall be paid and discharged by Seller regardless of when or where invoices for such costs, expenses and obligations are received.

18. Broker’s Fees. Seller has not utilized a broker in connection with this transaction and Buyer shall be responsible for any Broker’s fee it incurs as a result of this transaction.

19. Attachments. In addition to the attachments previously referenced, Seller shall provide and attach to this
Agreement (i) an list showing all field equipment such as pumps, tanks, tools, meters, pipe, etc. which shall be attached hereto as Exhibit F; (ii) a comprehensive list of all wells, identifying each as producing, non-producing, plugged, injection, etc. which shall be attached hereto as Exhibit D, (iii) copies of any and all notices from any governmental authority relating to the Interests and subject to compliance which shall be attached hereto as Exhibit
E.

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20. Notices All communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been fully made if actually delivered or if mailed by registered or certified mail, postage prepaid to the addresses set forth below:

SELLER:	Catlin Oil and Gas, Inc.
124 N. Church St.
Jacksboro, Texas

BUYER	Heartland Oil & Gas Corp.
14255 US Highway 1, Suite 209
Juno Beach, Florida 33408
Attn: Steven A. Fall, President
Phone: 561 630 2977
Facsimile: 561 277 2430

21. Further Assurance. After Closing, each of the parties shall execute, acknowledge and deliver to the other such further instruments and take such other actions as may be reasonably necessary to carry out the provisions of this Agreement.

22. Operations by Seller. Seller shall operate the Interests until the closing at which time the operations will be turned over to and become the responsibility of Buyer. The risk of casualty loss relating to the Interests shall pass from Seller to Buyer on the Closing Date.

23. Entire Agreement. This Agreement, including all exhibits hereto, plus each Assignment, Conveyance and
Bill of Sale to be delivered at Closing, contains the entire agreement of the Parties and may be supplemented, altered, amended, modified or revoked only in a writing signed by the Parties. This Agreement supersedes any prior
Agreements between the Parties concerning sale of the Interests. The headings are for guidance only and shall have no significance in the interpretation of this Agreement. Should any provision of this Agreement be deemed illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect.

24. Assignability. This Agreement and the rights and obligations hereunder shall not be assigned or delegable by either party hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld.

25. Survival. All representations, warranties, covenants and agreements set forth herein or in any instrument or certificate delivered in connection herewith shall survive the Closing without limitation as to time.

26. Governing Law. This agreement shall be governed by the laws of the State of Texas without regard to conflicts of laws.

27. Counterparts. This Agreement may be executed in counterparts each counterpart shall constitute a binding original.

28. Attorneys Fees. In the event that any litigation, arbitration or other proceeding is brought hereunder or in respect hereof, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs of investigation.

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EXECUTED as of the date first above mentioned.

SELLER

CATLIN OIL AND GAS, INC.

By:	/s/ Kamal Abdallah
Name:	Kamal Abdallah
Title:	Chairman

BUYER

HEARTLAND OIL AND GAS CORP.

By:	/s/ Christopher J. McCauley
Name:	Christopher J. McCauley
Title:	Secretary

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EXHIBITS

Exhibit A - Description of Properties
Exhibit B - Map of Properties
Exhibit C - Leases
Exhibit D - Wells
Exhibit E - Permits and Governmental Authorizations
Exhibit F - Equipment
Exhibit G - Permitted Liens
Exhibit H - Loan Documents

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